UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 20, 2023

American Public Education, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33810	01-0724376
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

111 W. Congress Street Charles Town, West Virginia	25414
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 304-724-3700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	APEI	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company          ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 20, 2023, the Board of Directors (the “Board”) of American Public Education, Inc. (the “Company”) appointed Michael D.. Braner to serve as a director of the Company for a term expiring at the 2023 Annual Meeting of Stockholders (the “2023 Annual Meeting”) and until a successor is duly elected and qualified, effective March 28, 2023. Mr. Braner has also been appointed as a member of the Management Development and Compensation Committee.

Mr. Braner will be compensated for his service on the Board in accordance with the Company’s non-employee director compensation policy, which currently provides for, among things, an annual retainer of $80,000, and an annual grant to each director of restricted stock having a value of $100,000 on the grant date. Additionally, in connection with his appointment to the Board, the Company and Mr. Braner are entering into the Company’s standard indemnification agreement for executive officers and directors.

Item 7.01	Regulation FD Disclosure.

On March 20, 2023, the Company issued a press release announcing the appointment of Mr. Braner to the Board. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 8.01	Other Events.

On March 20, 2023, in connection with the appointment of Mr. Braner to the Board, the Company entered into a Cooperation Agreement by and among the Company, 325 Capital LLC, 325 Capital Master Fund LP, 325 Capital GP LLC, Daniel M. Friedberg, Anil K. Shrivastava, and Mr. Braner (the “325 Capital Investors”) (the “Cooperation Agreement”). The Cooperation Agreement documents the appointment of Mr. Braner to the Board and the agreement that Mr. Braner will be nominated for election to the Board at the 2023 Annual Meeting.

The Cooperation Agreement (a) contains certain customary standstill provisions applicable to the 325 Capital Investors and other related persons, prohibiting them from, among other things, (i) engaging in any solicitation of proxies or consents, (ii) encouraging any person to submit nominees or seeking to effect the election, removal, or replacement of directors, (iii) forming or joining any Section 13(d) group with respect to the Company’s stock (iv) depositing any securities of the Company in any voting trust or subjecting any securities of the Company to any arrangement or agreement with respect to the voting of any securities of the Company, (v) presenting any proposal for consideration by stockholders of the Company at any annual or special meeting of stockholders, and (vi) making any public proposal to change or influence the Board, Company management, or the direction of certain Company matters, and other enumerated actions during the period commencing on the date of the Cooperation Agreement until the Termination Date (as defined below) (the “Standstill Period”) and the occurrence of certain other termination events related to the occurrence of a material breach of the Cooperation Agreement set forth therein, (b) contains certain mutual non-disparagement obligations during the Standstill Period, (c) provides that if Mr. Braner becomes incapacitated and ceases to serve as director, then, subject to certain conditions, the 325 Capital Investors may recommend a person to be a replacement director who qualifies as independent, has the relevant financial and business experience to be a director of the Company, and is reasonably acceptable to the Nominating and Corporate Governance Committee of the Board and the Board, and (e) provides that the 325 Capital Investors will vote at the 2023 Annual Meeting in favor of the election of all the director nominees recommended for election by the Board and otherwise in accordance with the Board’s recommendation on all other proposals, subject to certain limited exceptions.

The Cooperation Agreement terminates upon the later of (a) the earlier of (i) 30 days prior to the deadline under the Company’s Fifth Amended and Restated Bylaws for director nominations and stockholder proposals (the “Nomination Notice Deadline”) for the 2024 Annual Meeting, (ii) 100 days prior to the first anniversary of 2023 Annual Meeting, and (iii) such date that is ten business days after the Company’s receipt of notice from any of the 325 Capital Investors specifying a material breach of this Agreement by the Company; provided that such material breach is not cured within such ten business day period and (b) the date when the Mr. Braner is not on the Board (the “Termination Date”); provided that the Company agrees to provide notice to the Investors at least 15 days prior to Nomination Notice Deadline whether or not it will nominate Mr. Braner for election to the Board at the 2024 Annual Meeting.

The foregoing description of the Cooperation Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Cooperation Agreement, a copy of which is attached to this Current Report on Form 8-K as Exhibit 99.2 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release, dated March 20, 2023
99.2	Cooperation Agreement, dated March 20, 2023, by and among 325 Capital LLC, 325 Capital Master Fund LP, 325 Capital GP LLC, Daniel M. Friedberg, Anil K. Shrivastava, and Michael D. Braner
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

American Public Education, Inc.

	By:	/s/ Richard W. Sunderland, Jr.
Richard W. Sunderland, Jr. Executive Vice President and Chief Financial Officer

Date: March 20, 2023